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                                                                      Exhibit 15








                          ACCOUNTANTS' ACKNOWLEDGEMENT



October 5, 2004

Crompton Corporation
Middlebury, Connecticut


Re:  Registration Statement on Form S-4


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated July 22, 2004, except as to the "Guarantor Condensed Consolidating Financial Data" note, which is as of October 5, 2004, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.





/s/ KPMG LLP
Stamford, Connecticut